Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Greg Ambro Executive Vice President, Chief Operating Officer (559) 434-4800 Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE & SFGOT/ESFGOT

FOR RELEASE ON THURSDAY, AUGUST 30TH at 4:05 P.M. E.D.T.

GOTTSCHALKS ANNOUNCES CONCLUSION OF
STRATEGIC ALTERNATIVES REVIEW PROCESS

COMPANY LAUNCHES NEW VALUE IMPROVEMENT PROGRAM
TO MAXIMIZE SHAREHOLDER VALUE

FRESNO, CA - August 30, 2007 - Gottschalks Inc. (NYSE: GOT) announced today that it has concluded its review of strategic alternatives and will continue to pursue its own long-term growth strategy to maximize shareholder value.

Strategic Alternatives Review Process

In November 2006, a Special Strategic Committee comprised of Gottschalks' Independent Directors was formed to conduct a review of various strategic alternatives to maximize shareholder value including, a revised business plan, operating partnerships, joint ventures, strategic alliances, share repurchases, a recapitalization, and the sale or merger of the Company. As part of the strategic alternatives review process, the Special Strategic Committee retained UBS Investment Bank to advise it in a process for the solicitation of indications of interest from third parties in a potential acquisition of Gottschalks. The Committee and its advisors conducted a thorough and extensive process over the last seven months evaluating proposals received by Gottschalks as well as other strategic alternatives. Based on the conditions attached to these proposals, the current economic environment and the existing assets of the Company, the Committee and the full Board of Directors has concluded its evaluation of strategic alternatives and has determined that it is in the best interest of Gottschalks' shareholders to aggressively focus on a revised business plan that was developed as part of the strategic alternatives review process to increase sales, improve operating performance and position Gottschalks for long-term growth. Consequently, the Strategic Committee of the Board has been dissolved.

Jim Famalette, Chairman and Chief Executive Officer of Gottschalks, said, "We have been presented with and have thoroughly explored a number of strategic alternatives for maximizing shareholder value over the past seven months. Following the Board's thorough consideration of alternatives, we have concluded that focusing on new and independent strategic growth initiatives offers a better long-term value for Gottschalks and our shareholders at this time versus other alternatives proposed and considered. We are confident that the process has enabled us to comprehensively assess our operations and develop an improved business plan for the future."

Value Improvement Program (V.I.P.)

In connection with the conclusion of the strategic alternatives review process, the Company also announced today its new Value Improvement Program (V.I.P.), which encompasses a series of new aggressive initiatives being implemented to increase sales, improve the Company's operating performance, maximize shareholder value and position Gottschalks for long-term growth. The V.I.P., developed with the assistance of Financo Inc., will include a stepped-up new store opening schedule, a new directional effort to the Company's marketing programs, significant enhancements to information technology systems and a plan to better utilize Gottschalks' owned real estate.

Gottschalks has signed a commitment letter for an amended 5-year financing agreement with GE Commercial Finance Corporate Lending to support the V.I.P. The $200 million facility will provide the Company with the necessary financial support to fully implement its initiatives and lock in favorable interest rates, which will enable the Company to reduce interest expense on a portion of its existing debt. The new agreement is expected to be in place by the end of September.

Gottschalks' V.I.P. is focused on the following three key areas:

  Increase top line performance.

    Initiate more aggressive store opening schedule. Gottschalks plans to increase its new store-opening schedule and open approximately three new stores per year in key growing secondary markets beginning in 2008. The Company has identified over 20 potential locations. All of the new stores will be constructed under the Company's new lifestyle center format and will feature an updated merchandise assortment predominantly focused on soft-lines. As announced separately today, Gottschalks has signed a lease to open a new 58,000 square foot store in November, 2007 in Elk Grove, California, a suburb of Sacramento. The Company is also negotiating letters of intent for two additional new stores, which if finalized, are expected to be built and opened in late 2008 in California and Oregon.

    Implement broader store remodeling program. The Company plans to expand its store-remodeling program to include three major remodels as well as two minor remodels per year beginning in 2008 as we focus on improving our existing store base.

    Generate increased credit card revenue. As previously announced, Gottschalks has established a new, enhanced agreement for the operation of Gottschalks' proprietary credit card business which will continue to significantly increase the Company's charge card revenue growth and further improve sales penetration of its customer base. The new agreement is expected to increase Gottschalks' net credit revenue in 2008 by over 60% compared to 2007.

    Strengthen and modernize marketing programs. The Company has outsourced its marketing to a firm specializing in developing and implementing creative and targeted marketing programs for retailers. This initiative will provide access to a wider array of marketing and advertising program options and tools, including database marketing and software for results-driven advertising. The new marketing programs will also include consumer research studies, specialized programs for individual markets and an updated program designed for the Hispanic consumer. The Company expects its new marketing initiatives to benefit sales beginning in 2008.

  Improve operating margin results.

    Implement critical information technology. Gottschalks plans to begin implementing new IT systems in the areas of price optimization, size optimization, merchandise replenishment, allocation and labor management in 2008.

    Complete store closing program. Gottschalks plans to accelerate the closure of negative four wall contributor stores. The Company will close two stores in 2008 at their lease expirations in the second quarter. The two currently planned store closings are expected to be accretive to operating earnings in fiscal 2008.

    Outsource private label programs. Gottschalks is in discussions with several third-party firms to design, source and manufacture the Company's private label merchandise as well as support the development of new private label brands. The outsourcing of this function will provide access to critical technical and design expertise while helping to improve margins by leveraging the scale of a third-party firm.

  Maximize shareholder value.

    Evaluate share repurchase program. The Company's Board of Directors is evaluating authorization of a share repurchase program that will be funded through the Company's cash and its credit facility. If approved, the Company may begin repurchasing shares in the current quarter.

    Unlock value from real estate assets. Gottschalks is exploring ways to effectively leverage its real estate. The Company plans to retain a real estate consultant that will advise and assist the Company in reviewing and determining potential value enhancement opportunities of its current owned and leased properties.

Jim Famalette concluded, "We have developed an aggressive Value Improvement Program to jump start the Company's growth, place Gottschalks in a stronger position competitively and drive the Company forward into the next phase of our corporate development. Importantly, our new V.I.P. takes a significantly more proactive approach to growing and enhancing Gottschalks' operations and enables us to more effectively leverage every aspect of our business. Our recently realigned management team better enables us to oversee the implementation of our planned initiatives and we are committed to further strengthening our team. Our V.I.P. has been carefully developed with the assistance of our advisors and is being strategically implemented to exploit our core competencies, capitalize on opportunities to drive long-term growth and maximize value for our shareholders.

"We expect to roll out our V.I.P. over the remainder of this year and into 2008. This is a far-reaching program, which will require time for changing business processes to evolve. To support the program, we will be making necessary investments in our business with funding provided through our new credit facility and real estate initiatives. As we gain traction in the V.I.P., we anticipate seeing near-term benefits to our top and bottom lines in the second half of 2008 with the results to be more fully realized in 2009. We are pleased to have the backing of GE Commercial Finance as we move forward in our plans. Further, we appreciate the support of our employees and shareholders as we implement this program to significantly improve our performance and better position Gottschalks for long-term growth."

About Gottschalks

Gottschalks is a regional department store chain, currently operating 59 department stores and 4 specialty apparel stores in six western states, including California (38), Washington (8), Alaska (5), Oregon (4), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO AFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

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